March 25, 2005

Gentlemen:

It is with deep regret that, effective immediately, I am tendering my resignation from the Boards of Directors of Nara Bancorp, Inc. and all committees upon which I serve.

Very truly yours,

/s/ Benjamin Hong

Benjamin Hong